EXHIBIT 99.1

For more information contact: Chelsea Rarrick +1.8049651618 chelsea.rarrick@markel.com

FOR IMMEDIATE RELEASE

Markel Insurance announces new divisional structure and leadership appointments to drive simplification and growth

•Markel’s US and Bermuda operations to split into two divisions: US Wholesale and Specialty and Programs and Solutions
•Wendy Houser appointed President, US Wholesale and Specialty
•Alex Martin appointed President, Programs and Solutions
•Andrew McMellin appointed President, International
•Glenn Harris appointed Chief Commercial Officer
•Henry Gardener appointed Chief Risk Officer

Richmond, Virginia, April 22, 2025 — Markel Insurance, the insurance operations within Markel Group Inc. (NYSE:MKL), today announced a new divisional structure for its US and Bermuda operations and new leadership appointments. The changes, effective today, follow the appointment of Simon Wilson as Chief Executive Officer of Markel Insurance in March and are part of a long-term strategy to simplify and grow the business by giving local teams a greater degree of empowerment and accountability to serve the needs of their customers.

“The best way to profitably grow a specialized and diversified business like ours is to equip and empower our local experts to serve the needs of the customers that they know best,” said Simon Wilson. “These changes are an initial step to ensure that we have the divisional structure and leaders in place to do just that.”

Markel’s US and Bermuda operations split into two divisions.

Markel’s US and Bermuda operations, previously known as Markel Specialty, will now be divided into two business divisions.

•US Wholesale and Specialty will be responsible for all US specialty insurance business that flows through the company’s core wholesale and retail channels. This move will ensure that Markel has a team focused exclusively on its core US specialty insurance business, which will better position the company as it seeks to be a leader in the excess and surplus portion of the market. Wendy Houser will lead the division as President, US Wholesale and Specialty. Houser has been with Markel for 16 years, where she served as Chief Wholesale Officer for Markel Specialty for the last two years and previously as Chief Territory Officer. She sits on the board of the Wholesale & Specialty Insurance Association (WSIA).

•Programs and Solutions will include Markel’s personal lines, Bermuda, surety, worker’s compensation, small commercial general package, programs and alliances and Insurtech businesses. Creating this stand-alone division will enable the company to increase its focus on and investment in these specialized businesses that have been proven winners over time. Alex Martin, formerly President of Markel Specialty, will lead this division as President, Programs and

Solutions. Martin has been with Markel for 19 years, during which he held leadership positions in operations, underwriting, business development, strategy and finance.

Markel announces additional leadership appointments.

In addition, the company announced the following leadership appointments:

•Andrew McMellin has been appointed President, International, succeeding Simon Wilson, who was appointed to lead Markel Insurance last month. McMellin is a highly experienced and respected insurance executive, who has led Markel’s International Wholesale division since joining the company in early 2022. Under his leadership, the International Wholesale team increased gross written premium by 43% and underwriting profit by 214%. McMellin brings more than 35 years of experience in specialty insurance to the role, including chief executive roles at Pioneer Underwriters and XL Catlin. He has experience managing multibillion-dollar portfolios of specialty product lines and a track record of accelerating growth in new and existing markets, including Asia.

•Glenn Harris has been appointed Chief Commercial Officer. In this role, Harris will ensure the voice of the customer has a constant place at the leadership table by coordinating with major trading partners to develop and maintain key strategic relationships. He has been with Markel for 15 years in a range of business development roles, most recently as Managing Executive, Global Distribution Strategies and Business Development.

•Henry Gardener has been appointed Chief Risk Officer. In this role, Gardener will deliver a risk culture that matches Markel’s business ambition, centered around evaluating and taking the right risks to drive the business forward. He has been with Markel for 11 years, most recently serving as Senior Managing Director of Legal and Chief Risk Officer, International.

About Markel Insurance
We are Markel Insurance, a leading global specialty insurer with a truly people-first approach. As the insurance operations within the Markel Group Inc. (NYSE: MKL), we leverage a broad array of capabilities and expertise to create intelligent solutions for the most complex specialty insurance needs. However, it is our people – and the deep, valued relationships they develop with colleagues, brokers and clients – that differentiates us worldwide.

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